EXETER FUND, INC.
                               RESTATED SCHEDULE A
                                  FEE SCHEDULE
DATED  FEBRUARY  2,  2000

     The following is a restatement to the existing Investment Advisory Agreement fee schedule between the Exeter Fund, Inc. (formerly known as the Manning & Napier Fund, Inc.) and Manning & Napier Advisors, Inc.:
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SERIES                                                        PERCENTAGE
--------------------------------------------            -------
Small Cap Series                                            1.00%
Technology Series                                           1.00%
Commodity Series                                            1.00%
Financial Services Series                                   1.00%
International Series                                        1.00%
Life Sciences Series                                        1.00%
Global Fixed Income Series                                  1.00%
Blended Asset Series I                                      1.00%
Blended Asset Series II                                     1.00%
World Opportunities Series                                  1.00%
(formerly World Opportunities Fund)
Tax Managed Series                                          1.00%
Maximum Horizon Series                                      1.00%
(formerly Blended Assets Growth Plus Series)
New York Tax Exempt Series . . . . . . . . .                0.50%
Ohio Tax Exempt Series                                      0.50%
Diversified Tax Exempt Series. . . . . . .               .  0.50%
Defensive Series                                            0.80%
(formerly Blended Assets Defensive Series)
PureMark Series                                             0.50%
(formerly Socially Responsible Series)
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